Exhibit 10.1


                               LICENSE AGREEMENT

      THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of June 15, 2003 (the "Effective Date"), by and between, TRIPLE EIGHT TECHNOLOGIES, INC. (TET), a British Virgin Islands corporation ("LICENSOR"), and NUTRI PHARMACEUTICALS RESEARCH, INC. (NPRI), a Nevada corporation ("LICENSEE").

                                   RECITALS

      WHEREAS, TET is the owner of certain technologies in the form of trade secrets and proprietary technical documentation, together with further and future extensions of the "art" of the subject technologies including any derivative rights related to certain processes for the conversion of any oil substance from a viscous liquid to a dry or powder condition in a manner that preserves optimum active ingredients the ("Technology"); and

      WHEREAS, LICENSEE desires to obtain from LICENSOR the exclusive, United States license in and to such technologies supra, and other rights to include a non-exclusive international right, in accordance with the terms of this Agreement, to develop and commercially exploit products, byproducts and processes based thereon.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, LICENSOR and LICENSEE hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

      1.1   Definitions.   Terms  not  otherwise  defined herein shall have the
meanings set forth below.

      "Advertising   Co-op",  means  a  co-operative  Licensee   "peer"   group
coordinating and optimizing advertising expenditures and programs for the Technology.

      "Affiliate," or any variation thereof means, when used with reference to a specified Person, any Person directly or indirectly controlling, controlled by or under common control with the specified Person. For purposes of this Agreement, the direct or indirect ownership of 15% or more of the outstanding voting securities of a Person, or the right to receive 15% or more of the profits or earnings of a Person, or the right to control the policy decisions of a Person, shall be deemed to constitute control.

      "Bankruptcy" is defined as the filing of a petition for relief or protection in a US Federal Bankruptcy Court.

      "Field" means all fields and methods of use, application or practice.


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
      "Force Majeure Event" means an event beyond the reasonable control of a party, including, without limitation, acts of God; acts of war, acts of terrorism or public enemies; civil commotions; embargoes; epidemics; quarantine restrictions; floods; fires; earthquakes, unusually severe weather conditions, strikes, labor disputes, accidents, mechanical breakdowns, governmental actions or condemnations, or the inability to obtain necessary governmental approvals.

      "Gross Revenues" means amounts received on account of Licensed Products sold or otherwise distributed by LICENSEE or Licensed Processes contracted, after allowing deductions for the following items: (i) sales taxes, use taxes and other similar governmental charges, (ii) freight and transportation charges, (iii) custom duties, (iv) insurance charges, (v) rebates and retroactive price reductions and (vi) commissions actually paid to distributors and sales representatives. In the event a Licensed Product is sold or otherwise distributed for consideration other than solely cash, or a Licensed Process is contracted for consideration other than solely cash, the cash value equivalent of such other consideration attributable to the sale or other distribution of the Licensed Product or of the Licensed Process, shall be included in Gross Revenues. Gross Revenues shall be deemed received when actually collected. With respect to any Combination Product or Combination Process, Gross Revenues shall be limited to amounts received on account of that portion of the product or process that is covered by or manufactured using the Technology.

      "Improvements" means any and all new or useful processes, manufacturing methods, compositions of matter or methods of use that are first conceived, reduced to practice or developed after the Effective Date, derivative of the above Identified "Technology", extended internationally by custom, courtesy, and treaty.
      "Insolvency" is defined (in "Black's Law Dictionary") as the inability to pay debts and bills as they become due in the ordinary course of business.
      "Intellectual Property Entitlements" means the underlying reasonable compensation for the LICENSOR's Intellectual Property inherent to the Technology as set forth in herein.
      "Licensed Marks" means the trademarks, trade names, service marks, logos, designs and/or symbols set forth on Exhibit A (as may be expanded or amended from time to time) hereto, together with any variations and translations thereof, extended internationally by custom, courtesy, and treaty.
      "Licensed Product" means any product that (i) is covered by the "Technology"; (ii) is manufactured using a Licensed Process; or (iii) is manufactured using a material portion of the Technical Information, extended internationally by custom, courtesy, and treaty.
      "Licensed Process" means any process that (i) is covered by the "Technology"; or (ii) the practice of which involves use of a material portion of the Technical Information, extended internationally by custom, courtesy, and treaty.
      "Master License" means the exclusive right to represent and implement the Technology within the territory and a limited non-exclusive right to represent and implement the Technology in Open Territories.
      "Oil" is identified as any of various vegetable, mineral, or animal substances that tend to reduce the friction of surfaces rubbing against each other, are inflammable, used for heat, lubrication, medicines, food ingredients, etc.

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



      "Open Territory" means the non-exclusive right to present and/or implement the Technology outside of the United States in the absence of a local Master Licensee.
      "Powder"  a  substance  comprised of fine, dry, particles  or  the  state thereof.
      "Processed Material Charge" (PMC) the "End Product" and /or Process Fee per kilo of finished product pertinent to the then current subject oil.
      "Technology Rights" means the Identified Proprietary Technical Information and Trade Secrets supra and any applications directly derivative therefrom, covering inventions, developments and processes first conceived, reduced to practice or developed by the LICENSOR, that relate to the conversion of oil and other similar materials to powder and any continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing, extended internationally by custom, courtesy, and treaty.
      "Person" means any corporation, trust, partnership, joint venture, other entity or natural person.
      "Technical Information" means all technical information, data, know-how, methods, processes, specifications, plans, drawings, blueprints, formulae, trade secrets and other similar items related to the Identified Technology, supra, that are owned, controlled, or possessed by LICENSOR on or before the Effective Date and further and future extensions of the "art" of the subject technologies after the Effective Date that relate to the conversion of oil and other similar materials to powder.
      "Technology" means the Trade Secrets, the Technical Information, or any subset thereof and the Licensed Marks, extended internationally by custom, courtesy, and treaty.
      "Territory"  -- Worldwide Exclusive

                                   ARTICLE 2

            GRANT OF LICENSE AND TRANSFER OF TECHNICAL INFORMATION

      2.1 License. LICENSOR hereby grants to LICENSEE an exclusive, perpetual, entitlement-bearing right and license (i) to practice under the Technology Rights supra, and to use, improve, enhance, modify, copy, publish, disclose, disseminate and create derivative works based on the Technical Information, for purposes of developing, making, having made, using, marketing, selling and otherwise commercially exploiting Licensed Products and Licensed Processes in the Field; and (ii) to use and display the Licensed Marks on and in connection with marketing, selling and otherwise distributing Licensed Products and Licensed Processes in the Field.

      2.2   Quality  Control;  Trademark  Usage.   All  uses by LICENSEE of the
Licensed  Marks  on  and  in  connection  with  the  marketing, sale  or  other distribution of Licensed Products and Licensed Processes (i) shall be obligatory, and (ii) shall be designed to enhance the value and goodwill inherent in such marks, and (iii) shall be in accordance with all applicable laws, rules and regulations.


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


      2.3 Quality Control; Authorized Equipment. LICENSEE shall be required to insure specification and use of LICENSOR engineered and authorized equipment in all Technology implementations. LICENSEE may take "markups" on such as per industry custom.

      2.4 Quality Control; Authorized Procedures. LICENSEE shall be required to insure specification and use of LICENSOR engineered and authorized procedures in all Technology implementations. LICENSEE may charge for such as per industry custom.

      2.5 Government Approvals. LICENSEE and its customers shall be responsible for paying all costs and expenses incurred by any of them in obtaining or maintaining all approvals, licenses, registrations and authorizations of any U.S. or non-U.S. national, state or local regulatory agency, department, bureau or other government entity, including, but not limited to the FDA, USDA, and EPA, necessary for the manufacture, use, storage, transportation or sale of any Licensed Products or Licensed Processes.

      2.6 Compliance with Laws. LICENSEE shall endeavor to comply in all material respects with all applicable laws, rules and regulations pertaining to the use of the Technology and the development, marketing, advertising and distribution of Licensed Products and Licensed Processes.

                                   ARTICLE 3

                                    FINANCES

      3.1 Master License. In consideration of the License Rights granted under Article 2 supra, LICENSEE shall remit herewith a one-time cash fee in the amount of four hundred thousand dollars ($400,000 USD), thereafter paying Intellectual Entitlements as specified in Item "3.2.A" below, or, at the Licensee's option, forgoing the one-time cash fee in the amount of four hundred thousand dollars ($400,000 USD) and paying Intellectual Entitlements as specified in Item "3.2.B", below. Further, if the Licensee has initially elected to forgo Payment of the four hundred thousand dollar ($400,000 USD) one time cash fee, they may, solely at their option, elect at any time to pay the fee and revert to the lower Intellectual Entitlements rate delineated in Item "3.2.A" below

      3.2 Intellectual Entitlements. In consideration of the license rights granted under Article 2 supra, LICENSEE shall pay Intellectual Entitlements (License Fees), to LICENSOR as follows:

      A. Having paid the $400,000 of Item "3.1" supra, an amount equal to four percent (4.00%) of the Gross Revenues received by LICENSEE or any of its Affiliates on account of Licensed Products Licensed Processes sold or otherwise distributed by LICENSEE; or,
      B. Having elected to not pay the $400,000 of Item "3.1" supra, an amount equal to 8 percent (8.00%) of the Gross Revenues received by LICENSEE or any of its Affiliates on account of Licensed Products Licensed Processes sold or otherwise distributed by LICENSEE.
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

      A.1 In the case of a Licensed Product, such Intellectual Entitlements shall remain payable for so long as the Licensed Product is covered by a Valid Claim of the Identified Technology in the country in which such product is made, used, sold or otherwise distributed, or is manufactured using a process that is covered by a Valid Claim of the Identified Technology in the country in which such process is utilized. In the case of a Licensed Process, such Intellectual Entitlements shall remain payable for so long as the Licensed Process is covered by a Valid Claim of the Identified Technology in the country in which such process is utilized.

      A.2 Advertising Co-op Contributions. In addition to the considerations supra, of the license rights granted under Article 2 supra, LICENSEE shall convey to LICENSOR Advertising Co-op Contributions in cash equal to one and one half percent (1.50%) of the Gross Revenues received by LICENSEE or any of its Affiliates on account of Licensed Products Licensed Processes sold or otherwise distributed by LICENSEE. In the case of a Licensed Product, such Co-op Contributions shall remain payable for so long as the Licensed Product is covered by a Valid Claim of the Identified Technology in the country in which such product is made, used, sold or otherwise distributed, or is manufactured using a process that is covered by a Valid Claim of the Identified Technology in the country in which such process is utilized. In the case of a Licensed Process, such Co-op Contributions shall remain payable for so long as the Licensed Process is covered by a Valid Claim of the Identified Technology in the country in which such process is utilized. Such Co-op Contributions shall be amalgamated with like contributions from other peer LICENSEEs for advertising and marketing and will be administered and disseminated by the LICENSOR.

      A.3   Payment  of  Entitlements.   Entitlements  and  payable  under this
Article 3 shall be due to LICENSOR for each calendar quarter beginning with the first calendar quarter in which any Licensed Product is sold or otherwise distributed, or in which any Licensed Process is contracted, and shall be payable to LICENSOR within thirty (30) days following the last day of the applicable calendar quarter.

      A.4 Payment of Advertising Co-op Contributions. Any and all such contributions payable under this Article 3 shall be due to LICENSOR for each calendar month in which any Licensed Product is sold or otherwise distributed, or in which any Licensed Process is contracted, and shall be payable to the care of the LICENSOR within thirty (30) days following the last day of the applicable month.

      A.5 Reports. LICENSEE shall deliver to LICENSOR, within thirty (30) days after the end of each calendar month, a report setting forth in reasonable detail LICENSEE's calculation of the royalties payable to LICENSOR for such calendar period, supported by LICENSEE's calculation of Gross Revenues on a category-by-category basis.

      A.6 Method of Payment; Currency. All remuneration payable to LICENSOR under this Agreement shall be paid by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to LICENSOR at the account designated in writing by LICENSOR from time to time.

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

      A.7 Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 3, LICENSEE shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 3. LICENSEE shall submit reasonable proof of payment of the withholding taxes to LICENSOR within a reasonable period of time. The parties agree to cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, (i) to ensure that any withholding payments required to be made by LICENSEE are reduced to the fullest extent permitted by law, and (ii) to seek credit for withholding payments previously made by LICENSEE. In the event LICENSEE is subsequently credited for withholding payments that have been subtracted from payments required to be made to LICENSOR under this Article 3, the amount of each such credit shall be immediately due and owing by LICENSEE to LICENSOR.

      A.8 Late Payment. Any remuneration not paid on or before the date when due shall accrue interest thereon from such date until the date of payment in full at two (2) percentage points over the per annum interest rate published as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law. Payments hereunder shall be deemed paid as of the day on which they are released and "liquid" in the then current designated account.

      A.9 Records. LICENSEE agrees to maintain for two (2) years after the submission of each report under Section 3.6, books and records in sufficient detail to enable the remuneration payable hereunder to be verified, and to require each Affiliate of LICENSEE to do the same.

      A.10 Audit Rights. Upon reasonable prior notice to LICENSEE, LICENSOR and its certified public accountants shall have access to the books and records of LICENSEE and its Affiliates to conduct a review or audit thereof in order to verify the payment of all required remuneration hereunder. Such access shall be available not more than once during any calendar year and shall only be available during normal business hours for the term of this Agreement and for a period of two (2) years after its termination. LICENSOR shall treat all financial information subject to review hereunder in accordance with the confidentiality provisions of this Agreement, and shall cause its certified public accountants to enter into a confidentiality agreement with LICENSEE obligating such accountants to retain all such financial information in confidence pursuant to such confidentiality agreement.

      A.11 Insolvency. A condition of insolvency on the part of the LICENSEE that is not corrected within 45 days of a notice to cure will cause all rights herein granted to be rescinded by the LICENSOR with no recourse. Upon filing of bankruptcy on the part of the LICENSEE, all rights herein granted are immediately rescinded by the LICENSOR with no recourse.






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


                                   ARTICLE 2

        TECHNOLOGY PROSECUTION AND MAINTENANCE; TRADEMARK REGISTRATIONS

      2.1 Obligations of Licensor. LICENSOR shall be responsible for the prosecution and maintenance of the Technology Rights; the filing, prosecution and maintenance of all trademark registrations and registration applications for the Licensed Marks; and all associated fees, costs and other expenses, including the costs of any interference, opposition, reexamination or reissue applications or counterparts or proceedings. LICENSOR shall (i) keep LICENSEE fully informed of all activity concerning the prosecution and maintenance of the Technology Rights and the filing, prosecution and maintenance of all trademark registration and registration applications for the Licensed Marks;
(ii) consult with LICENSEE on material aspects of matters relating to such activities; (iii) promptly provide LICENSEE with copies of all correspondence to and from the U.S. Patent and Trademark Office (or any foreign counterparts thereof) concerning the Technology Rights or the Licensed Marks; (iv) provide LICENSEE with advance copies of all correspondence or other materials to be submitted to the U.S. Patent and Trademark Office (or any foreign counterparts thereof) concerning the Technology Rights or the Licensed Marks and obtain LICENSEE's approval of such items before so submitting them; and (v) provide LICENSEE with reasonable advance notice of and an opportunity to participate in all hearings and other proceedings before the U.S. Patent and Trademark Office (or any foreign counterparts thereof) concerning the Technology Rights and the Licensed Marks.

      2.2 Obligations of Licensee. LICENSEE shall assist LICENSOR in prosecuting and maintaining the Licensed Technologies and in filing, prosecuting and maintaining all trademark registrations and registration applications for the Licensed Marks as reasonably requested by LICENSOR.

      2.3 Additional Actions by Licensee. If LICENSOR fails to prosecute or maintain any of the Technology Rights in any country, or to file, prosecute or maintain any registration or registration application for a Licensed Mark in any country, LICENSEE shall have the right, but not the obligation, to prosecute or maintain such Technology Rights in such country, or to file, prosecute or maintain such registration or registration application in such country, in each case on behalf of and in the name of LICENSOR. In such event, LICENSOR shall execute and deliver to LICENSEE all such instruments and other documents and shall take such other actions as may be necessary or reasonably requested by LICENSEE in connection therewith. All costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by LICENSEE in connection with exercising its rights under this Section 4.3 shall be creditable in full against the royalties payable to LICENSOR hereunder.






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


                                   ARTICLE 3

                                 IMPROVEMENTS

      3.1 Ownership and Assignment. As between the parties, all Improvements upon the Identified Technology that are used or useful in the Field shall be owned solely by LICENSOR. The LICENSOR hereby retains any and all rights, title and interest in and to such Improvements.

      3.2   Patents  on Improvements.  LICENSOR shall be solely responsible for preparing, filing, prosecuting and maintaining all patents and patent applications claiming or covering any Improvements as LICENSOR sees fit, and shall bear all associated fees, costs and other expenses.

      3.3 Disclosure of Improvements. LICENSOR shall promptly disclose to LICENSEE all Improvements conceived, reduced to practice or developed by either of them, in whole or in part. Such disclosures shall be in writing.

                                   ARTICLE 4

                                 INFRINGEMENTS

      4.1 Notice of Infringements. Each party shall promptly give written notice to the other parties of any infringement or unauthorized use, or suspected infringement or unauthorized use, of any of the Technology or other Intellectual Properties supra, by a third party (each, an "Infringement").

      4.2 Actions by Licensee. LICENSEE shall have the right, but not the obligation, to secure cessation of each Infringement by instituting suit against the Person engaged in the Infringement (the "Infringer") in LICENSEE's own name (or, if required by law, in its, LICENSOR's), and/or by entering into a settlement or license agreement with the Infringer. Recoveries obtained by LICENSEE in any such action shall be retained solely by LICENSEE; provided, however, that amounts recovered by LICENSEE as compensation for lost profits shall be treated as Gross Revenues for purposes of Article 3. Each such action shall be at LICENSEE's own expense; provided, however, that LICENSEE shall be entitled to reduce any royalties payable to LICENSOR hereunder by up to fifty percent (50%) of its out-of-pocket expenses, including reasonable attorneys' fees, incurred in prosecuting and/or settling any suit against an Infringer.

      4.3 Actions by Licensor. If, within six months of learning of an Infringement, LICENSEE has not (i) entered into any settlement with the Infringer; (ii) otherwise caused the Infringer to cease the Infringement, (iii) instituted a suit against the Infringer to bring an end to the Infringement, then LICENSOR shall have the right, but not the obligation, to take responsibility for ending the Infringement. In such event, LICENSOR shall not impose any obligations or restrictions on LICENSEE, or grant any rights to the Technology that are inconsistent with LICENSEE's license rights hereunder, without LICENSEE's prior written consent.




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


      4.4 Declaratory Judgment Actions. In the event that either party learns of plans for or the institution of a declaratory judgment action or response alleging invalidity of any of the Technology Rights, that party shall provide the other parties with prompt written notice thereof. LICENSEE shall have the sole right, but not the obligation, to defend or settle such action or response; provided, however, that LICENSOR may participate in the defense or settlement thereof with counsel of its own choosing at its own expense. All costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by LICENSEE in connection with defending or settling any declaratory judgment action or response under this Section 6.4 shall be creditable in full against the royalties payable to LICENSOR hereunder. In the event LICENSEE notifies LICENSOR that LICENSEE does not intend to defend such action or response, or should LICENSEE at any time cease to diligently defend such action or response, LICENSOR shall have the right, but not the obligation, to take over the sole defense of the action or response at its own expense; provided, however, that the counsel retained by LICENSOR to defend or settle the action or response shall be subject to LICENSEE's prior written approval, such approval not to be unreasonably withheld.

      4.5 Assistance. In any suit as either party may institute against an Infringer, or to enforce or defend the Technology Rights pursuant to this Agreement, the other parties hereto shall cooperate as requested in all reasonable respects and, to the extent necessary, testify or have their employees testify when requested and make available all relevant records, papers, information, samples, specimens, and the like.

                                   ARTICLE 5

                             TERM AND TERMINATION

      5.1 Term. The term of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the provisions of this Article 7.

      5.2 Termination by LICENSOR. LICENSOR shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to LICENSEE if LICENSEE fails to pay any amount finally determined by a court of competent jurisdiction to be due and owing to LICENSOR hereunder within such thirty (30) day period, or upon insolvency or bankruptcy as per paragraph 3.12 supra.
      5.3 Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement upon thirty (30) days prior written notice to LICENSOR
(i) if LICENSEE determines, in its reasonable judgment based on tests and after consultation with LICENSOR, that the Technology has little or no efficacy in the Field or is not commercially viable, or (ii) in the event LICENSOR breaches or fails to perform any covenant, requirement, representation or warranty of this Agreement and does not cure the breach or failure within such thirty (30) day period.



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


      5.4 No Other Events of Termination. This Agreement shall remain in effect unless and until terminated by either LICENSOR or LICENSEE as permitted under this Article 7, or by LICENSEE under Section 12.2 in connection with a Force Majeure Event.

      5.5 Survival. Termination of this Agreement shall not relieve LICENSEE of its obligation to pay any royalties that become due and payable to LICENSOR prior to the effective date of such termination. Except as otherwise provided under this Article 7, upon termination of this Agreement, LICENSEE's license rights shall cease and all rights to the Technology and the Licensed Marks shall revert unto LICENSOR. In addition, Articles 8, 9, 10, 11 and 12, and any other provisions required to interpret this Agreement shall survive termination of this Agreement.


                                   ARTICLE 6

                                CONFIDENTIALITY

      6.1 Obligation of Confidentiality and Non-Use. LICENSOR shall maintain in confidence, and shall cause their employees, agents and representatives to maintain in confidence, all Technical Information and any information, data or materials pertaining to Improvements (collectively, "Confidential Information"). In addition, LICENSOR shall use, and shall cause their employees, agents and representatives to use, all Confidential Information only for purposes of performing their obligations under this Agreement.

      6.2 Exceptions. The provisions of Section 8.1 respecting the maintenance of Confidential Information in confidence shall not apply to any information, data or materials that (i) become known to the public through no act or omission of LICENSOR or any other Person with an obligation of confidentiality to LICENSEE; or (ii) are required to be disclosed pursuant to applicable laws, rules, regulations, government requirements or court orders, provided, however, that LICENSOR shall advise LICENSEE of such required disclosure promptly upon learning thereof in order to afford LICENSEE a reasonable opportunity to contest, limit and/or assist them in crafting such disclosure.

      6.3   Obligation  to  Inform.   Upon  learning  thereof,  LICENSOR  shall
provide LICENSEE with prompt written notice of the unauthorized disclosure or use of any Confidential Information.

      6.4 Injunctive Relief. LICENSEE hereby acknowledges that damages at law would be an inadequate remedy for a breach of any of the obligations and restrictions set forth in this Article 8. Accordingly LICENSEE agrees that LICENSOR shall be entitled to seek injunctive relief with respect to any such breach or threatened breach without the posting of any bond or other security. The rights set forth in this Section 8.4 shall be in addition to any other rights or remedies that LICENSOR may have available to it hereunder, at law or in equity.



                                     10

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                                   ARTICLE 7

                        REPRESENTATIONS AND WARRANTIES

      7.1 Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE as follows:

            (a)LICENSOR is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

            (b)The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of LICENSOR enforceable in accordance with its terms.

            (c)The execution and delivery of this Agreement and the performance by LICENSOR of its obligations hereunder will not contravene or result in any breach of the Certificate of Incorporation or Bylaws of LICENSOR or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of any law, rule, regulation, statute, order or decree to which LICENSOR or any of its Affiliates is a party or by which any of them or any of their property is subject.

            (d)LICENSOR has the full and unencumbered right, power and authority to enter into this Agreement, to grant the license rights granted by LICENSOR to LICENSEE hereunder, and otherwise to carry out its obligations hereunder.

            (e)LICENSOR is the exclusive owner of all rights, title and interest in and to the Technology.

            (f)LICENSOR has not received notice of any claim and is not otherwise aware that any of the Technology, or use thereof by LICENSEE as contemplated hereunder, infringes or misappropriates, or would infringe or misappropriate, upon the Technology, trademark, trade secret or other intellectual property rights of any third party.

            (g)LICENSOR has not licensed or granted to any third party, and will not license or grant to any third party during the term of this Agreement, any rights in or to the Technology that are inconsistent with the license rights granted by LICENSOR to LICENSEE hereunder.

            (h)To the best of LICENSOR's knowledge, no government, governmental agency or subdivision thereof has any claim of right to or interest in any of the Technology.

            (i)There is no action or proceeding pending or, in so far as LICENSOR knows, threatened against LICENSOR before any court, administrative agency or other tribunal that could impact upon LICENSOR's right, power and authority to enter into this Agreement, to grant the license rights granted by LICENSOR to LICENSEE hereunder, or to otherwise carry out its obligations hereunder.
                                     11

            (j)LICENSOR  is  unaware  of  any  invalidity   of  the  Identified
Technology  and  will  immediately  notify  LICENSEE  upon  learning   of   any
information to the contrary.

            (k)To the best of LICENSOR's knowledge, there does not exist any patent of a third party, which is dominant to the Technology Rights.

            (l)All employees and contractors of LICENSOR are bound by written agreements providing for the assignment to LICENSOR of all Improvements that they may conceive, reduce to practice or develop, on their own or jointly with others, in connection with performing any work for LICENSOR.

            (m) LICENSOR is not aware of any Person who has superior rights to use the Licensed Marks. No claims are pending or, in so far as LICENSOR knows, have been threatened against LICENSOR in connection with use of the Licensed Marks.

      7.2 Representations and Warranties of LICENSEE. LICENSEE represents and warrants to LICENSOR as follows:

            (a)LICENSEE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

            (b)The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of LICENSEE enforceable in accordance with its terms.

            (c)The execution and delivery of this Agreement and the performance by LICENSEE of its obligations hereunder will not contravene, or result in any breach of, the Certificate of Incorporation or Bylaws of LICENSEE, or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of any law, rule, regulation, statute, order or decree to which LICENSEE or any of its Affiliates is a party or by which any of them or any of their property is subject.

            (d)LICENSEE  has  the  full  and  unencumbered   right,  power  and
authority to enter into this Agreement and otherwise to carry out its obligations hereunder.


                                   ARTICLE 8

                   DISCLAIMERS AND LIMITATIONS OF LIABILITY

      8.1 No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 9, LICENSOR MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE TECHNOLOGY. SPECIFICALLY, BUT WITHOUT LIMITING THE FOREGOING, LICENSOR MAKE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE WITH RESPECT TO THE TECHNOLOGY OR ANY LICENSED PRODUCTS OR LICENSED PROCESSES.

      8.2 Limitation on Damages. EXCEPT FOR ANY BREACHES OF THE REPRESENTATIONS AND WARRANTIES OF A PARTY UNDER ARTICLE 9, OR ANY VIOLATIONS OF THE OBLIGATIONS OF CONFIDENTIALITY AND RESTRICTED USE UNDER ARTICLE 8, AND SUBJECT TO THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER ARTICLE 11, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS
AGREEMENT,  EVEN IF SUCH PARTY HAS BEEN ADVISED  OF  THE  POSSIBILITY  OF  SUCH
DAMAGES.

      8.3 Acknowledgment. Each party hereby acknowledges and agrees that the foregoing disclaimer and limitation of liability represent bargained for allocations of risk, and that the economies, terms and conditions of this agreement reflect such allocations.

                                   ARTICLE 9

                                   INDEMNITY

      9.1 Mutual Indemnity. Subject to the provisions of Section 11.2, each party agrees to defend the other parties, their Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all third-party claims, suits, actions and demands, and to indemnify and hold harmless such persons from and against any and all damages, penalties, judgments, assessments, settlement amounts, costs and expenses (including reasonable attorneys' fees) paid or payable to third parties in connection with such claims, suits actions and demands, to the extent arising out of or relating to (i) such party's breach of any representation, warranty, covenant or agreement of such party contained in this Agreement; or (ii) gross negligence or willful misconduct on the part of such party.

      9.2 Conditions to Indemnification. The obligations of the indemnifying party under Section 11.1 are conditioned upon the prompt notification to the indemnifying party of the suit, claim, action or demand in question. The indemnifying party shall have the right to assume the defense of any the suit, claim, action or demand in question unless, in the reasonable judgment of the indemnified party, such suit, claim, demand or action involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, in which event the indemnified party may control the defense or settlement thereof. If the indemnifying party defends the suit, claim, demand or action, the indemnified party may participate in the defense thereof at its sole cost and expense. This provision for indemnification shall be void and there shall be no liability against the indemnifying party as to any suit, claim, demand or action settled or compromised by the indemnified party without the prior consent of the indemnifying party.

                                  ARTICLE 10

                                 MISCELLANEOUS

      10.1 Entire Agreement. This Agreement, together with the Exhibits annexed hereto, sets forth and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the duly authorized representatives of LICENSEE and LICENSOR.

      10.2 Force Majeure. None of the parties shall be liable for any default or delay in performance of such party's obligations hereunder to the extent the same is attributable to any Force Majeure Event, provided that such party shall use commercially reasonable efforts to overcome the Force Majeure Event as soon as is reasonably possible and all obligations of the parties shall return to being in full force and effect upon the termination of such Force Majeure Event. Should any Force Majeure Event having a material adverse effect on LICENSEE's ability to fully exploit the license rights granted to LICENSEE hereunder last or be reasonably expected to last for a period of sixty (60) days or longer, LICENSEE shall have the right to terminate this Agreement, effective immediately, on written notice to LICENSOR. Any such termination by LICENSEE shall be without liability to LICENSOR on account thereof.

      10.3 Parties Independent. In making and performing this Agreement, the parties are acting at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between any of the parties. Except as specifically provided herein, at no time shall any party make commitments or incur any charges or expenses for or in the name of any other party.

      10.4 Assignment; Successors and Assigns. LICENSEE shall NOT be free to assign or transfer this Agreement, or any of its rights hereunder, to any of its Affiliates, except to any entity acquiring all or substantially all of the assets of LICENSEE to which this Agreement relates, whether by merger, acquisition or otherwise. Subject to the foregoing restrictions, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, heirs and permitted assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure or any other method, shall hold such interest subject to all the terms and provisions of this Agreement.

      10.5 Governing Law; Jurisdiction; Service of Process. To the extent not in conflict with Federal substantive law, this Agreement and the covenants, promises, representations and warranties contained herein, shall be governed by the laws of the British Virgin Islands, without giving effect to any provisions concerning conflicts of law or choice of law. Any legal action or proceeding arising out of or in connection with this Agreement shall be brought in the courts of the British Virgin Islands, and the parties hereto accept the exclusive jurisdiction of such courts. Each of the parties hereto further irrevocably consents to the service of process by registered mail, return receipt requested, at the address specified below, or by any other method provided under applicable law.

      10.6 Waiver of Jury Trials. LICENSOR and LICENSEE hereby irrevocably waives all rights such party may have to a trial by jury in any legal action or proceeding arising out of or in connection with this Agreement.

      10.7 Publicity. Except as expressly permitted under this Agreement, or as may be required by law, none of the parties shall originate any publicity, news release or other public announcement relating to this Agreement or its terms and conditions, written or oral, whether to the public press, stockholders or otherwise, without the prior written approval of the other parties, such approval not to be unreasonably withheld.

      10.8 No Waiver of Rights. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other parties with respect to such future performance shall continue in full force and effect.

      10.9 Severability. If any provision of this Agreement is held by a tribunal of competent jurisdiction to be illegal, invalid, or otherwise unenforceable in any jurisdiction, then to the fullest extent permitted by law
(i) the same shall  not effect the other terms or provisions of this Agreement,
(ii) such term or provision shall be deemed modified to the extent necessary in the tribunal's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent the intent and agreements of the parties set forth herein and (iii) such finding of invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such term or provision in any other jurisdiction.

      10.10 Headings.   The  headings of the articles and sections used in this
Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

      10.11 Notice. All notices provided for or permitted under this Agreement shall be in writing and (i) delivered personally, (ii) sent by commercial overnight courier with written verification of receipt, (iii) sent by certified or registered U.S. mail, postage prepaid and return receipt requested to the party to be notified, at the address for such party set forth below, or at such other address of which such party has provided notice in accordance with the provisions of this Section 12.11. Notices shall be deemed effective when received if sent pursuant to subsection (i) or (iii), one business day after sending if sent pursuant to subsection (ii), and when sent if sent pursuant to subsection (iv) on a business day, or one business day after sending if send pursuant to subsection (iv) other than on a business day. In any event Notice shall be deemed transmitted upon receipt of acknowledgement or proof of delivery. Each Party shall notify the other immediately upon any change of address.

IF TO LICENSOR:

TRIPLE EIGHT TECHNOLOGIES, INC.
US Contact Office
c/o Fabian Vincent,
8894 Los Montanas St.
Las Vegas, NV 89147

      10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRIPLE EIGHT TECHNOLOGIES, INC.    NUTRI PHARMACEUTICALS RESEARCH, INC.

By:  /s/ Godfrey Yew               By:  /s/ Bryant Behrmann
--------------------               ------------------------
Name: Godfrey Yew                  Name:  Bryant Behrmann

                                   EXHIBIT A

                       TRADEMARKS & TRADE NAMES & LOGOS

"OIL TO POWDER"
"O2P"
ANY GRAPHIC REPRESENTATION OF THE FOREGOING.




                                                                    - # -
Initials_____ Initials _____